Exhibit 5.1

13330 California Street, Suite 200

Omaha, NE 68154

Main: 402.964.5000

Fax: 402.964.5050

June 23, 2017

Green Plains Inc.

1811 Aksarben Drive

Omaha, Nebraska 68106

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Green Plains Inc., an Iowa corporation (the “Company”), in connection with the issuance of 1,110,000 shares of Common Stock pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”). This opinion is furnished in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of shares of the Company’s common stock, par value $.001 (the “Common Stock”), that may be issued in connection with the Plan.

In rendering this opinion, we have examined such corporate records and other documents, and we have reviewed such matters of law, as we have deemed necessary or appropriate.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, its directors and officers, had the power, corporate or otherwise, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein that were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. With respect to the actions to be taken subsequent to the date hereof by the Board of Directors of the Company or an authorized committee thereof, we have assumed that such actions will be taken at duly called meetings with a quorum of directors or committee members, as the case may be, present and acting throughout, or by unanimous written consent of all directors or committee members, as the case may be.

Husch Blackwell LLP

Green Plains Inc.

June 23, 2017

We do not express any opinion as to any laws other than the Iowa Business Corporation Act (the “IBCA”). In so far as the opinions expressed herein relate to matters governed by laws other than those above, we assumed, without having made any independent investigation, that such laws do not affect any of the opinions set forth herein.

Based upon the foregoing and subject to the qualifications and limitations stated herein, we are of the opinion that the Common Stock, when issued and sold in the manner contemplated by the Plan and the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or an authorized committee thereof as provided in the Plan, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder. We assume no obligation to advise you or any other person, or to make any investigations, as to any legal development or factual matters arising subsequent to the date hereof that might affect the opinions expressed herein.

Very truly yours,

/s/ Husch Blackwell LLP

Husch Blackwell LLP

Husch Blackwell LLP